Exhibit 5.1

                        S O N F I E L D & S O N F I E L D
                           A PROFESSIONAL CORPORATION

LEON SONFIELD (1865-1934)          ATTORNEYS AT LAW      ROBERT L. SONFIELD, JR.
GEORGE M. SONFIELD (1899-1967)                                 MANAGING DIRECTOR
ROBERT L. SONFIELD (1893-1972)                              ROBERT@SONFIELD.COM
-----------------------        770 SOUTH POST OAK LANE
                              HOUSTON, TEXAS 77056-1913
                                  WWW.SONFIELD.COM

FRANKLIN D. ROOSEVELT, JR. (1914-1988)


                             TELECOPIER (713) 877-1547

                                      ------

                             TELEPHONE (713) 877-8333

March 18, 2002

Board of Directors
Entertainment Technologies & Programs, Inc.
16055 Space Center Blvd., Suite 230
Houston, Texas 77062

Re:    Registration Statement on Form SB-2

Ladies and Gentlemen:

     We are counsel for Entertainment Technologies & Programs, Inc., a Delaware corporation (the "Company"), in connection with the preparation of the Registration Statement on Form SB-2 (the "Registration Statement") as to which this opinion is a part, filed with the Securities and Exchange Commission (the "Commission") on March ___, 2002.

     The Registration Statement relates to the offering by the Selling Stockholders, as listed in the Registration Statement, of 17,083742 of common stock, par value $0.001 per share, of the Company (the "Shares"), consisting of
(i) 10,423,133 shares of common stock issued at $.08 per share to capital lease holders who have exchanged their capital leases for common stock; (ii) 4,784,528 shares of common stock issued to 26 shareholders; (iii) 1,000,000 shares of common stock issuable at $.045 per share upon exercise of warrants held by 2 of the selling shareholders; and (iv) 876,081 shares of common stock issuable at $.09 per share upon exercise of consultant's warrants held by 2 of the selling shareholders.

     In connection with rendering our opinion as set forth below, we have reviewed and examined originals or copies of such corporate records and other documents and have satisfied ourselves as to such other matters as we have deemed necessary to enable us to express our opinion hereinafter set forth.

     Based upon the foregoing, it is our opinion that:

          (i) the Shares (other than the Shares issuable upon exercise of the warrants) are validly issued, fully paid and nonassessable and (ii) when there has been compliance with the Securities Act of 1933 and the applicable state securities laws and when the Shares issuable upon exercise of the warrants have been issued, delivered and paid for upon exercise of the warrants in accordance with their terms, the Shares issuable upon exercise of the warrants will be validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the prospectus included in the Registration Statement.


Very truly yours,

/s/  Sonfield & Sonfield

Sonfield & Sonfield


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